ARTICLES OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF ENERGEN CORPORATION

TO THE HONORABLE JUDGE OF PROBATE, JEFFERSON COUNTY, ALABAMA:

Pursuant to the provisions of Article 10 of Chapter 2B of Title 10 of the Code of Alabama of 1975 (Sections 10-2B-10.01 et seq.), the undersigned corporation executes the following Articles of Amendment to its Restated Certificate of Incorporation:

FIRST: The name of the corporation is Energen Corporation.

SECOND: Section 4.01 of Article IV of the Restated Certificate of Incorporation of the said Corporation shall be amended to read as follows:

"4.01 The total number of shares of stock which the Corporation shall have authority to issue is as follows:

      Five million (5,000,000) shares, par value of $0.01 per share, which are hereby designated as preferred stock (hereinafter called "Preferred Stock").

      One Hundred Fifty million (150,000,000) shares, par value of $0.01 per share, which are hereby designated as common stock (hereinafter called "Common Stock")."

THIRD: The foregoing amendment to the Restated Certificate of Incorporation was adopted by the shareholders of the said Corporation on April 27, 2005 in the manner prescribed by the Alabama Business Corporation Act.

FOURTH: The common stock of the Corporation, par value $0.01 per share, was the only voting group entitled to vote on the foregoing amendment. There were 36,623,007 shares of such common stock outstanding, and the holders of such shares were entitled to cast one vote per share, or an aggregate of 36,623,007 votes. The number of votes entitled to be cast with respect to the foregoing amendment by the holders of the Corporation's common stock indisputably represented at the meeting of shareholders at which the foregoing amendment was adopted was 31,924,492.

FIFTH: The total number of votes cast for the amendment by the holders of the common stock of the Corporation was 29,481,851, the total number of votes cast against the amendment by the holders of the common stock of the Corporation was 2,351,589 and the number of votes cast for the amendment was sufficient for approval of the amendment by the holders of the common stock of the Corporation.

Dated this 29 day of April, 2005.

ENERGEN CORPORATION

By /s/ Wm. Michael Warren, Jr.

Wm. Michael Warren, Jr.

Its Chairman and Chief Executive Officer

This instrument prepared by:

Laura P. Washburn, Esq.

Bradley Arant Rose & White LLP

1819 Fifth Avenue North

Birmingham, Alabama 35203